6


                      AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION made this __ day of ________, 1998 by and between SoGen Funds, Inc. (the "SoGen Trust"), a Maryland corporation, on behalf of [name of SoGen fund,] a series of the SoGen Trust (the "SoGen Fund"), and Colonial Trust - (the "Colonial Trust"), a Massachusetts business trust, on behalf of [name of new SoGen fund,] a series of the Colonial Trust (the "New SoGen Fund").

WHEREAS, the parties hereto intend to provide for the reorganization of the SoGen Fund through the acquisition by the New SoGen Fund of all of the assets, subject to all of the liabilities, of the SoGen Fund in exchange for shares of beneficial interest, without par value, of the New SoGen Fund (the "New SoGen Fund Shares"), the distribution to shareholders of the SoGen Fund of such New SoGen Fund Shares, and the liquidation of the SoGen Fund, all pursuant to the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1. Plan of Reorganization and Liquidation. (a) The SoGen Trust, on behalf of the SoGen Fund, shall assign, sell, convey, transfer and deliver to the New SoGen Fund at the closing provided for in Section 2 (hereinafter called the "Closing")all of the then existing assets of the SoGen Fund of every kind and nature. In consideration therefor, the Colonial Trust, on behalf of the New SoGen Fund, shall at the Closing (i) assume all of the SoGen Fund's liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent or otherwise, including any liability arising out of indemnification and related payment or reimbursement of expenses obligations pursuant to the By-Laws or Articles of Incorporation of the SoGen Trust (the
         "Obligations"),   each  as  in  effect  on  the  date  hereof
         (collectively, the "SoGen Charter") with respect to events occurring at any time up to and including the Closing Date (as defined in Section 2 hereof), including events contemplated by this Agreement and (ii) deliver to the SoGen Fund (A) a number of full and fractional Class A New SoGen Fund Shares (as described in Section 4(g) below) equal to the number of full and fractional Class A shares of the SoGen Fund ("Retail SoGen Fund Shares") then outstanding which are held by holders of Retail SoGen Fund Shares ("Retail SoGen Fund Shareholders"), and (B) a number of full and fractional Class Z New SoGen Fund Shares (as described in Section 4(g) below) equal to the number of full and fractional Class A shares of the SoGen Fund ("Institutional SoGen Fund Shares") then outstanding which are held by holders of Institutional SoGen Fund Shares ("Institutional SoGen Fund Shareholders") other than the Retail SoGen Fund Shareholders. The respective numbers of Retail SoGen Fund Shares and Institutional SoGen Fund Shares issued and outstanding and the respective numbers of Class A and Class Z New SoGen Fund Shares to be issued to the SoGen Fund shall be determined by the transfer agent of the SoGen Fund (the "Transfer Agent"), as of the close of business on the New York Stock Exchange on the Closing Date. The determination of the Transfer Agent shall be conclusive and binding on the SoGen Fund, the New SoGen Fund and their respective shareholders. Notwithstanding any other provisions hereof, the Obligations shall be binding for five years after the Closing Date upon the New SoGen Fund. In the event that the New SoGen Fund shall be reorganized or merged into another registered investment company at any time prior to the expiration of five years from the Closing Date, proper provision shall be made so that the successor registered investment company of the New SoGen Fund shall continue to honor the Obligations. Further, the Obligations shall not be terminated or modified in such a manner as to adversely affect any director to whom the Obligations apply without the consent of such affected director (it being expressly agreed that the directors to whom the Obligations apply shall be third party beneficiaries of this
         Section 1 with respect to the Obligations).

         (b) Upon consummation of the transactions described in paragraph (a) of this Section 1, the SoGen Trust, on behalf of the SoGen Fund, shall distribute, in complete liquidation of the SoGen Fund, (A) pro rata to the Retail SoGen Fund Shareholders of record as of the Closing Date the Class A New SoGen Fund Shares received by the SoGen Fund, and (B) pro rata to the Institutional SoGen Fund Shareholders of record as of the Closing Date the Class Z New SoGen Fund Shares received by the SoGen Fund. Such distribution shall be accomplished by the establishment, at the expense of the New SoGen Fund, (A) of an open account on the records of the New SoGen Fund in the name of each Retail SoGen Fund Shareholder representing a number of Class A New SoGen Fund Shares equal to the number of shares of the SoGen Fund owned of record by such shareholder at the Closing Date, and (B) of an open account on the records of the New SoGen Fund in the name of each Institutional SoGen Fund Shareholder representing a number of Class Z New SoGen Fund Shares equal to the number of shares of the SoGen Fund owned of record by such shareholder at the Closing Date. Certificates, if any, for shares of the SoGen Fund issued prior to the reorganization and held by Retail SoGen Fund Shareholders and Institutional SoGen Fund Shareholders shall represent the same number of outstanding Class A or Class Z New SoGen Fund Shares, respectively, following the reorganization. In the interest of economy and convenience, certificates representing the New SoGen Fund Shares will not be physically issued.

         (c) As promptly as practicable after the Closing Date, the SoGen Fund shall be terminated pursuant to the provisions of the laws of the State of Maryland, and, after the Closing Date, the SoGen Fund shall not conduct any business except in connection with its dissolution and liquidation.

2. Closing and Closing Date. The Closing shall occur at the offices of the Colonial Trust, One Financial Center, 12th floor, Boston, Massachusetts 02111 at 9:00 a.m. Boston time on _________ __, 199_ or such other date agreed to between the parties and after the required approval by the shareholders of the SoGen Fund specified in Section 4(c) hereof and the fulfillment (to the extent not waived) of the other conditions precedent set forth in Section 4, or at such later time and date as the parties may mutually agree (the "Closing Date"). All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided.

3. Covenants. The Colonial Trust, on behalf of the New SoGen Fund, and the SoGen Trust, on behalf of the SoGen Fund, each hereby covenants and agrees with the other as follows:

3.1 The SoGen Fund will call a meeting of its shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

3.2      In connection with the SoGen Fund shareholders'  meeting referred to in
         Section 3.1, the SoGen Fund will prepare a proxy statement (the "Proxy Statement") for such meeting, to be distributed to the SoGen Fund shareholders pursuant hereto, all in compliance with the Securities Exchange Act of 1934 (the "1934 Act") and the Investment Company Act of 1940 (the "1940 Act").

3.3 The information to be furnished by the Colonial Trust and SoGen Trust for use in the Proxy Statement referred to in Section 3.2 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto.

4. Conditions Precedent. The obligation of the SoGen Trust and the Colonial Trust to effect the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions:

         (a) The SoGen Trust and the Colonial Trust shall have received an opinion of Ropes & Gray substantially to the effect that for federal income tax purposes: (i) no gain or loss will be recognized by the SoGen Fund upon the occurrence of each of the following events (a) the exchange of any of its assets solely for New SoGen Fund Shares and the assumption by the New SoGen Fund of any of the liabilities of the SoGen Fund and (b) upon the distribution to the SoGen Fund Shareholders of the New SoGen Fund Shares; (ii) the tax basis of all of the assets of the SoGen Fund received by the New SoGen Fund will be, in each instance, the same as the tax basis of such assets in the hands of the SoGen Fund immediately prior to the transfer; (iii) the New SoGen Fund's holding period in all of the assets acquired from the SoGen Fund will include, in each instance, the periods during which such assets were held by the SoGen Fund; (iv) no gain or loss will be recognized by the New SoGen Fund upon the receipt of any of the assets of the SoGen Fund solely in exchange for New SoGen Fund Shares and the assumption by the New SoGen Fund of any of the liabilities of the SoGen Fund; (v) no gain or loss will be recognized by the shareholders of the SoGen Fund upon the receipt of the New SoGen Fund Shares solely in exchange for their shares in the SoGen Fund as part of the transaction; (vi) the basis of the New SoGen Fund Shares received by the shareholders of the SoGen Fund will be, in each instance, the same as the basis of the shares of the SoGen Fund exchanged therefor; and (vii) the holding period of the New SoGen Fund Shares received by the shareholders of the SoGen Fund will include, in each instance, the holding period of the shares of the SoGen Fund exchanged therefor, provided that at the time of the exchange the shares of the SoGen Fund were held as capital assets; and as to such other matters as the SoGen Trust and the Colonial Trust may reasonably request;

         (b) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved by the Board of Directors of the SoGen Trust and by the Board of Trustees of the Colonial Trust, and shall have been recommended for approval to the shareholders of the SoGen Fund by the Board of Directors of the SoGen Trust;

         (c) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been adopted and approved by the affirmative vote of the holders of a majority of the outstanding shares of the SoGen Fund;

         (d) The Colonial Trust on behalf of the New SoGen Fund shall have entered into an Investment Management Agreement with [New SGAM Corp.], and such Agreement shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Board of Trustees of the Colonial Trust who are not "interested persons" of the Colonial Trust as defined in the 1940 Act (the "Independent Trustees"), as well as by the shareholders of the New SoGen Fund (it being understood that the SoGen Fund, as sole shareholder of the New SoGen Fund prior to the consummation of the reorganization, hereby agrees and is authorized to vote for such approval);

         (e) The Colonial Trust, on behalf of the New SoGen Fund, shall have entered into a Distributor's Contract, including distribution plans (the "Rule 12b-1 Plans") adopted for Class A, B and C shares of the New SoGen Fund pursuant to Rule 12b-1 of the rules and regulations under the 1940 Act, with Liberty Funds Distributor, Inc., and such Contract (including the Plans) shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Independent Trustees of the Colonial Trust;

         (f) The Colonial Trust, on behalf of the New SoGen Fund, shall have entered into a Transfer Agency Agreement with Liberty Funds Services, Inc., and such Agreement shall have been approved by the Board of Trustees of the Colonial Trust and, to the extent required by law, by the Independent Trustees of the Colonial Trust;

         (g) The Class A New SoGen Fund Shares shall have been designated by the Board of Trustees of the Colonial Trust as a separate class of shares of beneficial interest in the New SoGen Fund which shall be subject to an asset-based service charge and distribution fee under the Rule 12b-1 Plan for such Class A shares of up to 0.35% per annum and shall not be subject to any deferred sales charge on redemption, and additional Class A shares may be purchased by Retail SoGen Fund Shareholders at the then-current sales charge; the Class Z New SoGen Fund Shares shall have been designated by the Board of Trustees of the Colonial Trust as a separate class of shares of beneficial interest in the New SoGen Fund which shall not be subject to any asset-based service charge or distribution fee under Rule 12b-1 of the rules and regulations under the 1940 Act and shall not be subject to any deferred sales charge on redemption, and additional Class Z shares may be purchased by the Institutional New SoGen Fund Shareholders without a sales charge; and

         (h) The representations and warranties set forth in Section 5 of this Agreement shall be accurate and complete in all material respects on the Closing Date.

         (i) On the Closing Date no action, suit or proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

         (j) The transactions contemplated by the Stock Purchase Agreement dated as of August 13, 1998 among Societe Generale Asset Management S.A., Jean-Marie Eveillard and Liberty Financial Companies, Inc. shall have been consummated.

At any time prior to the Closing, any of the foregoing conditions other than that set forth in (j) above may be waived jointly by the Board of Directors of the SoGen Trust and the Board of Trustees of the Colonial Trust if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the SoGen Fund and the New SoGen Fund.

5.       Representations and Warranties.

5.1 SoGen Trust, on behalf of SoGen Fund, represents and warrants as follows to the Colonial Trust and the New SoGen Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

         (a) SoGen Trust is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland;

         (b) SoGen Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act, is in full force and effect, and SoGen Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Articles of Incorporation of SoGen Trust and the 1940 Act;

         (c) SoGen Trust or any person whom the SoGen Trust may be obligated to indemnify is not in violation in any material respect of any provision of its Articles of Incorporation or By-Laws or of any agreement, indenture, instrument, contract, lease or other undertaking to which SoGen Trust is a party or by which SoGen Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

         (d) SoGen Trust has no material contracts or other commitments (other than this Agreement, two Agency Agreements dated November 25, 1996 by and between Sogen International Fund, Inc. and DST Systems, Inc. and SoGen Funds, Inc. and DST Systems, Inc. and such other contracts as may be entered into in the ordinary course of its investment business) which if terminated, may result in material liability to SoGen Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from SoGen Fund;

         (e) No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened against SoGen Fund, any of its properties or assets, or any person whom the SoGen Trust may be obligated to indemnify except as previously disclosed in writing to New SoGen Fund. SoGen Fund knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

         (f) The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments as at and for the two years ended March 31, 1998 of SoGen Fund, audited by KPMG Peat Marwick LLP, copies of which have been furnished to New SoGen Fund, fairly reflect the financial condition and results of operations of SoGen Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and SoGen Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets referred to above or those incurred in the ordinary course of its business since March 31, 1998;

         (g) Since March 31, 1998, there has not been any material adverse change in SoGen Fund's financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by SoGen Fund of indebtedness, except as disclosed in writing to New SoGen Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

         (h) By the Closing Date, all federal and other tax returns and reports of SoGen Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of SoGen Fund's knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns;

         (i) For all taxable years and all applicable quarters of such years from the date of its inception, SoGen Fund has met the requirements of subchapter M of the Code, for treatment as a "regulated investment company" within the meaning of Section 851(a) of the Code. Neither SoGen Trust nor SoGen Fund has at any time since its inception been liable for and is now liable for any material excise tax pursuant to
         Section 4982 of the Code. SoGen Fund has duly filed all federal, state, local and foreign tax returns which are required to have been filed, and all taxes of SoGen Fund which are due and payable have been paid except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect. SoGen Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties which could be imposed thereunder.

         (j) The authorized capital of SoGen Trust consists of 3,000,000,000 shares of authorized stock with a par value of one tenth of one cent (0.001) per share of such number of different series or classes as designated in SoGen Trust's Articles of Incorporation, four series of which (including SoGen Fund) are currently authorized and outstanding. All issued and outstanding shares of SoGen Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and (except as set forth in SoGen Fund's Prospectus) non-assessable by SoGen Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into or exchangeable for, any shares of beneficial interest of SoGen Fund are outstanding and none will be outstanding on the Closing Date;

         (k) At the Closing Date, SoGen Fund will have good and marketable title to its assets to be transferred to New SoGen Fund pursuant to paragraph 1, and full right, power, and authority to sell, assign, transfer and deliver such assets as contemplated hereby, and upon delivery and payment for such assets New SoGen Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the Securities Act of 1933, as amended (the "1933 Act");

         (l) The SoGen Fund's investment operations from inception to the date hereof have been in compliance with the investment policies and investment restrictions set forth in its prospectus and statement of additional information as in effect from time to time, except as previously disclosed in writing to New SoGen Fund;

         (m) The execution, delivery and performance of this Agreement has been duly authorized by the Directors of SoGen Trust, and, upon approval thereof by the required majority of the shareholders of SoGen Fund, this Agreement will constitute the valid and binding obligation of SoGen Fund enforceable in accordance with its terms; and

         (n) The New SoGen Shares to be issued to SoGen Fund pursuant to paragraph 1 will not be acquired for the purpose of making any distribution thereof other than to the SoGen Fund Shareholders as provided in paragraph 1.

5.2 Colonial Trust, on behalf of New SoGen Fund, represents and warrants the following to the SoGen Trust and the SoGen Fund and agrees to confirm the accuracy and completeness in all material respects of the following on the Closing Date:

         (a) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Colonial Trust, and this Agreement constitutes the valid and binding obligation of Colonial Trust and New SoGen Fund enforceable in accordance with its terms;

         (b) The New SoGen Shares to be issued and delivered to SoGen Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued Class A shares [and Class Z shares] of beneficial interest in New SoGen Fund, and will be fully paid and non-assessable (except as set forth in New SoGen Fund's Statement of Additional Information) by Colonial Trust, and no shareholder of Colonial Trust will have any preemptive right of subscription or purchase in respect thereof; and

         (c) New SoGen Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

6. Amendment. This Agreement may be amended at any time by the joint action of the Board of Directors of the SoGen Trust and the Board of Trustees of the Colonial Trust, notwithstanding approval thereof by the shareholders of the SoGen Fund, provided that no amendment shall have a material adverse effect on the interests of the shareholders of the SoGen Fund or the New SoGen Fund.

7. Termination. The Board of Directors of the SoGen Trust and the Board of Trustees of the Colonial Trust may jointly terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the SoGen Fund, at any time prior to the Closing, if circumstances should develop that, in their judgment, make proceeding with the Agreement inadvisable. If the transactions contemplated by this Agreement and Plan of Reorganization have not been substantially completed by March 31, 1999, this Agreement and Plan of Reorganization shall automatically terminate on that date unless a later date is agreed to by both the SoGen Trust and the Colonial Trust acting by their respective Boards.

8. No Broker's or Finder's Fee. The SoGen Trust and the Colonial Trust each represent that there is no person who has dealt with it who by reason of such dealings is entitled to any broker's, finder's or other similar fee or commission from the SoGen Trust or the Colonial Trust arising out of the transactions contemplated by this Agreement and Plan of Reorganization.

9. No Survival of Covenants and Agreements. The covenants and agreements of the parties contained herein shall not survive the Closing Date, except for the provisions of Sections 1, 3.3, 9, 11, 12 and 13.

10. Reliance. All covenants and agreements made under this Agreement and Plan of Reorganization shall be deemed to have been material and relied upon by each of the parties notwithstanding any investigation made by such party or on its behalf.


11. Notices. All notices required or permitted under this Agreement and Plan of Reorganization shall be given in writing (i) to the SoGen Trust at 1221 Avenue of the Americas, New York, New York 10020, as well as to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, Attention: Charles M. Nathan, Esq. and (ii) to the Colonial Trust at One Financial Center, Boston, Massachusetts 02111, or at such other place as shall be specified in a written notice given by either party to the other party to this Agreement and Plan of Reorganization, and shall be validly given if mailed by first class mail, postage prepaid.

12. Expenses. The SoGen Fund and the New SoGen Fund shall each bear their own expenses relating to the reorganization contemplated hereby to the extent such expenses are not paid by others, provided, however, that if the reorganization is consummated such expenses of the SoGen Fund, to the extent not paid by others, shall be assumed and borne by the New SoGen Fund.

13. Miscellaneous Provisions. This Agreement and Plan of Reorganization shall bind and inure to the benefit of the parties and their respective successors and assigns. It shall be governed by and carried out in accordance with the laws of The Commonwealth of Massachusetts. It is executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement. A copy of the document establishing the Colonial Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon (i) any of the Trustees, officers or shareholders of the Colonial Trust individually, but only upon the assets of the New SoGen Fund and
         (ii) any of the directors, officers or shareholders of the SoGen Trust individually, but only upon the assets of the SoGen Fund.



IN WITNESS WHEREOF, the parties have hereunto caused this Agreement and Plan of Reorganization to be executed and delivered by their duly authorized officers as of the day and year first written above.

                                  SOGEN FUNDS, INC.
                                  (on behalf of [name of SoGen])



                             By:  _____________________________________________
                                  Name:
                                  Title:




                                  COLONIAL TRUST XX
                                 (On behalf name of New SoGen Fund])

                             By:  _____________________________________________
                                  Name:
                                  Title:




s:\funds\sogen\clonreor.doc